Putnam Equity Income Fund
Fund 012
May 31, 2003

Exhibit 77I

Early this year, Putnam Equity Income Fund added class R shares.
Because it was a 497 filing, there is not an effective PEA number. The addition of the class R shares was filed with the Securities Exchange Commission on January 17, 2003.